Exhibit 6

From: Ajay Royan

Sent: Monday, March 28, 2022 9:18 PM

To: Phil Chase; Lauren Crockett; Terry McGuire; Marc Elia; Clive Meanwell; Chris Cox

Cc: Kadekar, Kiran; Brand, Richard

Subject: Adagio nomination

Friends and colleagues,

As we previously discussed and agreed, Mithril has delivered notice of our intention to nominate three directors for election at the 2022 annual meeting of ADGI. These highly qualified candidates are Clive Meanwell, Marc Elia and Tamsin Berry.

Thank you again for your hard work today and for providing us with all of the materials and information that we included in the nomination notice. We appreciate your support.

This email is to memorialize our understanding and agreement reached earlier today that you will vote your shares in favor of the election of these nominees at the meeting.

*Please confirm your receipt of this message.*

Thanks again — here’s to the success of Adagio and its righteous fight against the scourge of this pandemic and others yet to come.

Very best,

Ajay